CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Financial Highlights" in Post-Effective Amendement No. 147 under the Securities Act of 1933 and Amendment No. 148 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A, No. 33-12213) and related Prospectus and Statement of Additional Information of Professionally Managed Portfolios and to the incorporation by reference therein of our report dated October 11, 2002, with respect to the financial statements and financial highlights of the Lighthouse Opportunity Fund, included in the Annual Report for the year ended August 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP


Los Angeles, California
December 19, 2002